Exhibit 99.1

Final: For Release

NEW YORK & COMPANY, INC. REVISES THIRD QUARTER GUIDANCE

New York, New York – October 10, 2008 – New York & Company, Inc. [NYSE:NWY] a specialty apparel chain with 600 retail stores, today provided a revision to its diluted earnings per share guidance for the third quarter of fiscal 2008.

In the third quarter to date period (August and September 2008), comparable store sales declined by 10.6%, which is significantly lower than the Company’s expectations.  As a result, the Company now expects to realize a loss of $4.5 million to $7.0 million, or $0.08 to $0.12 per diluted share, for the third quarter of fiscal 2008.

The Company currently believes that the economic environment will continue to be challenging and the levels of promotional activity will accelerate throughout the key holiday selling period.  In response, the Company will continue to operate in a disciplined manner, focusing on providing compelling fashion and value, while maintaining tight control of expenses and inventory and by limiting capital outflows.

The Company plans to provide further commentary on the outlook for the fourth quarter and full fiscal year as part of its regularly scheduled third quarter earnings release and conference call on November 20, 2008.

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) competition in our market, including promotional and pricing competition; (vii) our ability to retain, recruit and train key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) our reliance on foreign sources of production; (x) our ability to protect our trademarks and other intellectual property rights; (xi) our ability to maintain, and our reliance on, our information technology infrastructure; (xii) the effects of government regulation; (xiii) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xiv) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 600 stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.